                              AMENDED AND RESTATED
                               FINANCING AGREEMENT
                              --------------------


     WHEREAS, STAR BANK, NATIONAL ASSOCIATION, a national banking association ("Bank"), and ALRENCO, INC., an Indiana corporation ("Borrower"), entered into a certain Financing Agreement dated as of February 10, 1993, which has previously been amended, including, without limitation, by letter agreements dated as of July 11, 1994, June 14, 1995 and August 31, 1995 to which Bank and Borrower are parties (the aforedescribed Financing Agreement between Bank and Borrower, as previously amended, including, without limitation, as amended by the aforedescribed letter agreements, is hereinafter referred to as the "Initial Financing Agreement"); and

     WHEREAS, Bank and Borrower now desire to amend and restate the Initial Financing Agreement, as described herein;

     NOW, THEREFORE, THIS AMENDED AND RESTATED FINANCING AGREEMENT (this "Agreement" or this "Financing Agreement") amends and restates the Initial Financing Agreement, covers the terms upon which Bank has made and hereafter may make loans and/or advances to Borrower, and is as follows:


     1. CAPITALIZED TERMS. Certain capitalized terms used herein are defined in Paragraph 15 hereof.


     2.   LOANS AND OTHER FINANCIAL ACCOMMODATIONS.


          2.1. TOTAL FACILITY. Bank, in its sole discretion, may make up to a Sixteen Million One Hundred and Fifty Thousand Dollar ($16,150,000) total credit ("Total Facility") available to Borrower, subject to the terms and conditions of this Agreement and comprised of the following "Loans": (a) a revolving loan up to a maximum of Fifteen Million Dollars ($15,000,000) ("Revolving Loan"), as more particularly described below, (b) a letter of credit facility as long as the letters of credit outstanding hereunder never exceed One Million Dollars ($1,000,000) in the aggregate (the "Letter of Credit Facility"), as more particularly described below, and (c) a credit card facility pursuant to Bank's standard forms, agreements and documentation in place from time to time of up to a maximum of One Hundred and Fifty Thousand Dollars ($150,000) (the "Credit Card Facility"); provided, however, that the maximum amount of the Total Facility and the maximum amount of the Revolving Loan shall each permanently reduce by Two Hundred and Fifty Thousand Dollars ($250,000) on February 1, 1997 and on each May 1, August 1, November 1 and February 1 thereafter until the maximum amount of the Total Facility shall permanently reduce to Zero Dollars ($0) and until the maximum amount of the Revolving Loan shall permanently reduce to Zero Dollars ($0). In addition, the Total Facility shall automatically reduce to Zero Dollars ($0) effective on February 1, 1999 unless Bank hereafter amends this provision, which Bank shall be under no obligation to do. The sum of the then outstanding and unpaid balance of all indebtedness and obligations under and/or in connection with the Revolving Loan, the aggregate amount of all Letters of Credit (as hereinafter defined) then outstanding, and the then outstanding and unpaid balance of all indebtedness and obligations under and/or in connection with the Credit Card Facility shall not at any time exceed the lesser of (i) the then applicable maximum amount of the Total Facility, as it reduces from time to time, or (ii) Borrower's Three Month Average Monthly Rental Contract Revenues for the immediately preceding three (3) calendar months multiplied by the then applicable Monthly Revenue Multiplier (as hereinafter defined).


          2.2 REVOLVING LOAN FACILITY. The Revolving Loan will be lent and relent, at Bank's discretion, in amounts (after deduction of such reserves as Bank deems appropriate, including, without limitation, reserves which, in the sole discretion of Bank, may be established from time to time (u) for amounts equal to up to six (6) months of rent and other payment obligations for locations leased to Borrower for which landlord waivers satisfactory to Bank have not been duly and validly executed and delivered to Bank, (v) under generally accepted accounting principles, (w) for amounts Borrower may be required to expend for compliance with, or correcting any violations of, any environmental laws for which Borrower may be responsible or liable, for tax assessments and/or liabilities, for litigation liabilities, or for removal of any liens from the Collateral, (x) to cover any anticipated costs and expenses relating to liquidation of Collateral, (y) for the undrawn amounts of any letters of credit and/or banker's acceptances outside the Letter of Credit Facility that Bank may issue for the account or direct or indirect benefit of Borrower, or (z) as Bank deems appropriate to ensure that the Obligations are paid in full) of up to Borrower's Three Month Average Monthly Rental Contract Revenues for the immediately preceding three (3) calendar months multiplied by three and three quarters (3.75) (the "Monthly Revenue Multiplier"), but never in excess of the maximum amount of the Revolving Loan then applicable; provided, however, that the Monthly Revenue Multiplier shall reduce by one-quarter (0.25) on February 1, 1997 and on each August 1 and February 1 thereafter until the Monthly Revenue Multiplier shall permanently reduce to zero (0).


          2.3. LETTER OF CREDIT FACILITY. For the Letter of Credit Facility Bank may, in its sole discretion and subject to the terms and conditions of this Agreement, issue commercial and/or stand-by letters of credit, which shall be secured by the Collateral, in such amounts and with such maturity dates (which shall in no event extend past February 1, 1999 and which additionally shall not extend for a period greater than one (1) year, but which Borrower may request to renew for additional one (1) year periods) as the Borrower may from time to time request and as are acceptable to Bank; provided that in no event shall the total aggregate amount of all such letters of credit (the "Letters of Credit") outstanding at any time exceed One Million Dollars ($1,000,000) (the "Letter of Credit Amount"); and provided further that the Bank shall not issue any banker's acceptances. Each Letter of Credit may be issued subject to Bank's approval thereof. Such approval or disapproval by the Bank shall be made no later than five (5) business days after a written request from the Borrower is received by the Bank accompanied by an original of the Bank's standard form Irrevocable Letter of Credit Application and Agreement duly and validly executed by the Borrower (the "Letter of Credit Agreement"). Each Letter of Credit shall be fully reserved from, applied against and subject to the limitations of the Total Facility and its availability, and upon any draw by or on behalf of a beneficiary under a Letter of Credit, the amount so drawn shall immediately and automatically be deemed a Revolving Loan by Bank to Borrower hereunder. Each outstanding Letter of Credit shall reduce the unused portion of the Total Facility for purposes of calculating the unused facility fee hereunder. Each Letter of Credit shall bear fees, charges and interest as set forth in PARAGRAPH 3.4 hereof. Each Letter of Credit shall be subject to the terms and conditions of the Letter of Credit Agreement, this Agreement and the other Loan Documents. Outstanding as of the date hereof is one (1) Letter of Credit in the face amount of $350,000 that was issued by the Bank as of September 25, 1995.


          2.4 DISBURSEMENT OF LOANS. All disbursements of proceeds of the Loans shall be effectuated by Bank crediting Borrower's Account No. 00810-8649 at Bank which shall be structured as a controlled disbursement account; provided, however that Bank may at any time hereafter elect not to credit proceeds of the Loans to the aforedescribed controlled disbursement account, but instead may establish a similar non-controlled disbursement account for Borrower at Bank and disburse proceeds of the Loans by crediting such non-controlled disbursement account of Borrower at Bank.


          2.5. NO LIMITATION ON LIENS. The limits on outstanding advances against Three Month Average Monthly Rental Contract Revenues set forth in PARAGRAPH 2.2 above is not intended and shall not be deemed to limit in any way Bank's security interest in or lien on the Receivables, Inventory, or Equipment.


          2.6. VIOLATIONS OF LOAN FORMULAS. If the sum of all Loans outstanding at any time exceeds the then applicable maximum amount of the Total Facility, or if all or any part of the Revolving Loan at any time exceeds any of the upper limits therefor established in PARAGRAPH 2.2, or if the Letters of Credit outstanding at any time exceed the upper limit established therefor in PARAGRAPH 2.3, or if the outstanding and unpaid balance of all indebtedness and obligations under and/or in connection with the Credit Card Facility exceeds the upper limit therefor established in PARAGRAPH 2.1, as applicable, Borrower shall immediately, upon being notified thereof, reduce the outstanding balance of such Loans so that the Total Facility or such upper limit, as applicable, is not exceeded.


          2.7. DISCRETIONARY NATURE OF FACILITY. NOTHING CONTAINED IN THIS AGREEMENT SHALL, AT ANY TIME, REQUIRE BANK TO MAKE LOANS OR OTHER EXTENSIONS OF CREDIT TO BORROWER, AND THE MAKING AND AMOUNT OF ANY LOANS OR OTHER EXTENSIONS OF CREDIT HEREUNDER SHALL AT ALL TIMES BE IN BANK'S SOLE AND ABSOLUTE DISCRETION, AND OUTSTANDING LOANS AND OTHER EXTENSIONS OF CREDIT SHALL BE SUBJECT TO THE TERMS OF PARAGRAPHS 11 AND 13 HEREOF, INCLUDING, WITHOUT LIMITATION, THE TERMS THEREOF RELATING TO REPAYMENT. Borrower acknowledges that the covenants set forth in this Agreement are not (and are not intended to be) an exclusive listing of all the elements of Borrower's condition which are material to Bank, from time to time, in determining whether credit should be advanced hereunder. Accordingly, compliance by Borrower with all of the covenants set forth in this Agreement shall not be deemed to affect, in any manner, Bank's discretion pursuant to PARAGRAPH 2 of this Agreement with respect to the making and amount of any Loans or other extensions of credit hereunder, nor to affect, in any manner, Bank's rights pursuant to PARAGRAPH 11 hereof.


          2.8. NO SATISFACTION OR CANCELLATION OF DEBT; REFERENCES. Bank and Borrower agree that the obligations of Borrower to Bank evidenced by the Initial Financing Agreement shall not be deemed satisfied or cancelled, but upon execution of this Agreement, the amounts outstanding under such document shall be evidenced by this Agreement and by entries upon Bank's books and records, instead of by such document. All amounts outstanding under the Initial Financing Agreement in excess of the upper limits permitted by this Agreement shall be paid in full by the Borrower upon execution hereof. The terms of this Agreement shall control in the event that there is any conflict between the terms of this Agreement and the terms of the Initial Financing Agreement. All references in any of the Loan Documents to the Initial Financing Agreement shall mean the Initial Financing Agreement as amended and restated by this Agreement and as this Agreement may be amended, restated, supplemented and/or renewed from time to time.


     3.   INTEREST CHARGES; FEES.


          3.1. INTEREST ON LOANS. Borrower shall pay Bank interest on the average daily outstanding principal amount of the Loans and the other Obligations at a per annum rate which shall equal, and vary from time to time with, the rate announced at Bank from time to time as its prime rate (the "Prime Rate") PLUS: (a) one-half of one percent (0.50%) (with such rate to be adjusted on the effective date of any change in the Prime Rate by Bank) during such time and for as long as the aggregate outstanding unpaid balance of the Loans and the other Obligations is less than or equal to Borrower's Three Month Average Monthly Rental Contract Revenues for the immediately preceding three (3) calendar months; (b) three-quarters of one percent (0.75%) (with such rate to be adjusted on the effective date of any change in the Prime Rate by Bank) during such time and for as long as the aggregate outstanding unpaid balance of the Loans and the other Obligations is greater than Borrower's Three Month Average Monthly Rental Contract Revenues for the immediately preceding three (3) calendar months and less than or equal to Borrower's Three Month Average Monthly Rental Contract Revenues for the immediately preceding three (3) calendar months multiplied by two (2); (c) one percent (1.0%) (with such rate to be adjusted on the effective date of any change in the Prime Rate by Bank) during such time and for as long as the aggregate outstanding unpaid balance of the Loans and the other Obligations is greater than Borrower's Three Month Average Monthly Rental Contract Revenues for the immediately preceding three (3) calendar months multiplied by two (2) and less than or equal to Borrower's Three Month Average Monthly Rental Contract Revenues for the immediately preceding three (3) calendar months multiplied by three (3); and (d) one and three-quarters percent (1.75%) (with such rate to be adjusted on the effective date of any change in the Prime Rate by Bank) during such time and for as long as the aggregate outstanding unpaid balance of the Loans and the other Obligations is greater than Borrower's Three Month Average Monthly Rental Contract Revenues for the immediately preceding three (3) calendar months multiplied by three (3). The Prime Rate is determined solely by Bank pursuant to market factors and its own operating needs and is not necessarily Bank's best or most favorable rate for commercial or other loans. The per annum rate of interest applicable at all times after the occurrence of an Event of Default shall be the Prime Rate (as adjusted from time to time on the effective date of any change in the Prime Rate by Bank) plus an additional three and three-quarters percent (3.75%) per annum.


          As alternative methods of computing interest on some or all of the Revolving Loan, in the absence of an Event of Default or the occurrence of an event which with notice and/or passage of time would constitute an Event of Default and during such time and for as long as the aggregate outstanding unpaid balance of the Loans and the other Obligations is less than or equal to Borrower's Three Month Average Monthly Rental Contract Revenues for the immediately preceding three (3) calendar months multiplied by two (2), Borrower may elect to fix the interest rate on the outstanding principal balance of the Revolving Loan (or such lesser amounts not less than One Hundred Thousand Dollars ($100,000) and increments of One Hundred Thousand Dollars ($100,000) above any such amount) for periods of one, two or three months (but only if any such period does not extend past February 1, 1999 and only for as long as the aggregate outstanding unpaid balance of the Loans and the other Obligations remains less than or equal to Borrower's Three Month Average Monthly Rental Contract Revenues for the immediately preceding three (3) calendar months multiplied by two (2)) at the then applicable "LIBOR Rate" (as hereinafter defined) effective at the beginning of such period. In no event shall Borrower at any time have outstanding more than three (3) separate parts of the Revolving Loan subject to an alternative method of computing interest.


          The "LIBOR Rate" shall mean the sum of (i) the consensus rate, as determined by Bank, then being offered (rounded upwards, if necessary, to the nearest 1/10,000 of one percent) by major international banks on Eurodollar deposits in the amount chosen by Borrower and with an original maturity of the period elected by Borrower (I.E., one, two or three months), as quoted on the Reuter's London Interbank Offered Rates page (LIBOR), adjusted for the cost of reserves, PLUS (ii) (y) three percent (3.0%) during such time and for as long as the aggregate outstanding unpaid balance of the Loans and the other Obligations is less than or equal to Borrower's Three Month Average Monthly Rental Contract Revenues for the immediately preceding three (3) calendar months and (z) three and one-quarter percent (3.25%) during such time and for as long as the aggregate outstanding unpaid balance of the Loans and the other Obligations is greater than Borrower's Three Month Average Monthly Rental Contract Revenues for the immediately preceding three (3) calendar months and less than or equal to Borrower's Three Month Average Monthly Rental Contract Revenues for the immediately preceding three (3) calendar months multiplied by two (2). If Reuter's ceases to quote current London Interbank Offered Rates, Bank shall, in its sole discretion, select an alternative rate source.


          In electing to utilize an alternative method of computing interest on the Revolving Loan, Borrower shall provide Bank not less than two (2) business days (by not later than 11:00 a.m. (Cincinnati, Ohio time)) nor more than ten
(10) business days prior written notice of Borrower's election to fix the interest rate of all or part of the Revolving Loan at the LIBOR Rate applicable for the period chosen commencing on the starting date of the period chosen (which must be a day other than a Saturday or Sunday on which banks are open for business in Cincinnati, Ohio, and in addition, a day on which dealings in Eurodollar deposits are carried on between banks in the London interbank market), which written notice from Borrower to Bank shall be in the form of EXHIBIT A attached hereto. Upon the expiration of the elected period of a LIBOR Rate, unless Borrower has provided not less than two (2) business days (by not later than 11:00 a.m. (Cincinnati, Ohio time)) nor more than ten (10) business days prior written notice to Bank of Borrower's election of another LIBOR Rate period as provided hereunder, that part of the Revolving Loan to which the expiring alternative method of computing interest was applicable shall again bear interest at the Prime Rate plus the then applicable interest rate factor as determined in accordance with the formula set forth in the initial paragraph of this PARAGRAPH 3.1.


          Upon prepayment of all or part of the principal of the Revolving Loan for which an alternative method of computing interest described above has been elected and is in effect, Borrower covenants and agrees to pay to Bank a fee (the "Breakfunding Fee"), which shall be equal to the greatest of: (a) zero; (b) the sum of the breakage fees incurred by Bank in connection with such prepayment; and (c) the "Net Present Value Adjustment" (as hereinafter defined).


          "Net Present Value Adjustment" means the amount, calculated on the "Prepayment Date" (as hereinafter defined), which is derived by subtracting: (i) the then-outstanding principal amount of the Revolving Loan (or portion of the Revolving Loan) for which an alternative method of computing interest described above has been elected to be prepaid as of such Prepayment Date, from (ii) the "Net Present Value" (as hereinafter defined) of the then-outstanding principal amount of the Revolving Loan (or portion of the Revolving Loan) to be prepaid on such Prepayment Date.


          "Prepayment Date" means for any part of the Revolving Loan for which an alternative method of computing interest described above has been elected, that business day prior to expiration of the applicable elected period of a LIBOR Rate that Bank receives from Borrower an unscheduled principal payment amount.


          "Net Present Value" means the amount, calculated by Bank, which is derived by adding together the present values discounted to the Prepayment Date of each prospective payment of principal and interest which, without such full or partial prepayment, would otherwise have been received by Bank over the remaining contractual life of the Revolving Loan for which an alternative method of computing interest described above has been elected for which a prepayment is being made. The individual discount rate used to determine the present value of each prospective payment of principal and/or interest shall be the "Current Matched Maturity Rate" (as hereinafter defined) for the maturity matching that of each specific payment of principal and/or interest.

          "Current Matched Maturity Rate" means that zero-coupon rate, calculated by Bank, and determined solely by Bank, as the rate at which Bank would be able to borrow funds in "Money Markets" (as hereinafter defined) on the Prepayment Date for the prepayment amount matching the maturity of a specific prospective "Loan Payment Date" (as hereinafter defined). Such a rate shall include FDIC insurance, reserve requirements and other explicit or implicit costs levied by any regulatory agency. A separate Current Matched Maturity Rate will be calculated for each prospective Loan Payment Date.


          "Money Markets" means one or more wholesale funding markets available to Bank including negotiable certificates of deposit, eurodollar deposits, bank notes, fed funds or others.


          "Loan Payment Date" means a date on which a prospective principal and/or interest payment of the Revolving Loan for which an alternative method of computing interest described above has been elected for which a prepayment is being made is due and payable.


          In calculating the amount of such Breakfunding Fee, Bank is hereby authorized by Borrower to make such assumptions regarding the source of funding, redeployment of funds and other related matters as Bank may deem appropriate.
If Borrower fails to pay any Breakfunding Fee when due, the amount of such fee shall thereafter bear interest until paid at a rate per annum equal to the Prime Rate in effect from time to time plus three and three-quarters percent (3.75%) (computed on the basis of a 360 day year, but applied to actual days elapsed).


          If there is more than one prepayment, a Breakfunding Fee shall be due and payable with respect to each such prepayment, and the Breakfunding Fee shall be separately computed with respect to each successive prepayment, taking into account any previous partial prepayments of principal.


          The amount of any Breakfunding Fee as computed by Bank shall be binding and conclusive upon Borrower.


          All of the Loans for which Borrower is obligated to pay a Breakfunding Fee may only be prepaid subject to payment by Borrower of a further out-of-pocket expense charge in an amount determined by Bank in its reasonable discretion, with such charge to compensate Bank for all out-of-pocket liabilities, obligations, costs, expenses, charges and fees incurred by Bank in connection with such prepayment (the "Out-of-Pocket Expenses"), and with such Breakfunding Fee and Out-of-Pocket Expenses to be payable by Borrower to Bank, upon Bank's demand therefor.


          In the event of any change in reserve requirements and/or assessment rates which are applicable to Bank in making any or all of the Revolving Loan at a LIBOR Rate or any change in circumstances affecting the interbank market, and the result of any such event is to increase the cost to Bank in making the Revolving Loan, Borrower shall promptly pay Bank the increased costs incurred by it in making the Revolving Loan under this Agreement upon Bank's demand therefor accompanied by a reasonably detailed statement as to such additional costs (which statement shall be conclusive in the absence of manifest error). If by reason of circumstances affecting the interbank market adequate and reasonable means do not exist in the reasonable judgment of Bank for ascertaining the LIBOR Rate at any time, Bank shall forthwith give notice thereof to Borrower. Unless and until such notice has been withdrawn by Bank, Borrower may not thereafter elect to have any Revolving Loan bear interest at the LIBOR Rate. If any law, rule, regulation, treaty, guideline, order or directive or any change therein or in the interpretation or application thereof shall make it unlawful for all or any part of the Revolving Loan to bear interest at the LIBOR Rate, Bank shall notify Borrower thereof and no Revolving Loan may thereafter bear interest at the LIBOR Rate. If required by law, any Revolving Loan then bearing interest at the LIBOR Rate shall cease to bear interest at the LIBOR Rate and shall bear interest at the Prime Rate plus the then applicable interest rate factor as determined in accordance with the formula set forth in the initial paragraph of this PARAGRAPH 3.1.


          Provided, however, that notwithstanding anything to the contrary herein, to the extent the Loans or other Obligations accrue interest at a higher rate under other documents relating to such Loans or other Obligations (such as for any credit card facility made available by Bank to Borrower), such higher interest rates shall apply.


          3.2. INCREASED COSTS - CAPITAL ADEQUACY. In case of any change in law or governmental rules, regulations, guidelines or orders (or any interpretations thereof) or the introduction of new laws, regulations or guidelines which require Bank to reserve for unfunded credit commitments, Bank may charge Borrower an additional fee which will compensate Bank for such requirements.

          3.3. UNUSED FACILITY FEE. Borrower shall pay Bank an unused facility fee equal to the rate of one-half of one percent (0.50%) per annum of the daily average of the unused portion of the Total Facility, and such unused facility fee shall be payable monthly in arrears, commencing on March 1, 1996, and on the first day of each month thereafter, and when the Loans are due (whether by reason of acceleration or otherwise).


          3.4. LETTER OF CREDIT FEES. In addition to all other fees and expenses (including, without limitation, for cables, postage, telexes and indemnities) charged by the Bank for commercial and/or stand-by letters of credit, Borrower shall pay Bank letter of credit fees on all Letters of Credit ("Letter of Credit Fees"), as follows: (i) for each Letter of Credit, a letter of credit administration fee (the "Letter of Credit Administration Fee") at the rate of two percent (2.00%) per annum of the face amount of each such Letter of Credit, which Letter of Credit Administration Fee shall be due and payable upon the issuance of any Letter of Credit and on each anniversary thereof that such Letter of Credit remains outstanding, and (ii) upon the opening, closing, paying, amending or renewing of each Letter of Credit, the greater of Bank's then standard fees therefor or Fifty Dollars ($50.00) for each such opening, closing, payment, amendment or renewal.


          3.5. CALCULATION OF CERTAIN CHARGES. Accrued interest charges and the unused facility fee shall be computed on the basis of a year of three hundred sixty (360) days and applied to actual days elapsed and shall be payable monthly to Bank on the first day of each month hereafter. All such charges and fees shall be paid in arrears, except that any charges and fees imposed with respect to any Letters of Credit shall be paid in advance.


          3.6. FIELD EXAMINATION FEE. Borrower shall pay Bank a field examination fee at the rate of $2,000 per month, which shall be payable by Borrower to the Bank on the first day of each month in advance and without any right of refund therefor.


          3.7. CHARGING LOAN ACCOUNT. Borrower hereby authorizes Bank, at Bank's option, to charge any account or charge or increase any Loan balance of Borrower at Bank for the payment or repayment of any interest or principal of the Loans or any fees, charges or other amounts due to Bank hereunder or under any of the other Loan Documents.


          3.8. MAXIMUM RATE. If at any time any rate of interest computed in the manner provided in this PARAGRAPH 3 ("Applicable Rate"), together with all fees and charges as provided for herein or in any other Loan Document (collectively, the "Charges"), which are treated as interest under applicable law exceeds the maximum lawful rate (the "Maximum Rate") allowed under applicable law, the rate of interest payable hereunder, together with all Charges, shall be limited to the Maximum Rate; provided, however, that any subsequent reduction in the Prime Rate and/or the LIBOR Rate shall not reduce the Applicable Rate below the Maximum Rate until the total amount of interest earned hereunder, together with all Charges, equals the total amount of interest which would have accrued at the Applicable Rate if the Applicable Rate had at all times been in effect. If any payment hereunder, for any reason, results in Borrower having paid interest in excess of that permitted by applicable law, then all excess amounts theretofore collected by Bank shall be credited on the principal balance owing hereunder (or, if all sums owing hereunder have been paid in full, refunded to Borrower), and the amounts thereafter collectible hereunder shall immediately be deemed reduced, without the necessity of the execution of any new document, so as to comply with applicable law and permit the recovery of the fullest amount otherwise called for hereunder.


     4. MONTHLY ACCOUNTINGS. Bank will provide Borrower monthly with a statement of advances, charges and payments made pursuant to this Agreement and such account rendered by Bank shall be deemed binding as against Borrower unless Bank is notified by Borrower within fifteen (15) days after each account is delivered to Borrower that Borrower disputes such account.


     5.   SECURITY.  The Obligations shall be secured by:


          5.1. SECURITY AGREEMENT AND FINANCING STATEMENTS. A security interest in all of the Collateral, pursuant to a Security Agreement previously executed and delivered by Borrower to Bank (as heretofore, concurrently herewith, and/or hereafter amended, restated, supplemented and/or renewed from time to time, the "Security Agreement") and accompanying financing statements in form and substance suitable for filing under the applicable state(s) version(s) of the Uniform Commercial Code (the "Financing Statements"). Without limiting any of the Borrower's liabilities and/or obligations thereunder, and only insofar as necessary to confirm that the Security Agreement, the other Loan Documents and the security interests and liens provided thereunder or in connection therewith secure all of Borrower's liabilities under this Agreement (as the same may be amended, restated, supplemented and/or renewed from time to time) and the Obligations, the Security Agreement and any other Loan Documents shall be deemed amended hereby.


          5.2. INTELLECTUAL PROPERTY. The assignment of Borrower's patents and related rights and interests, pursuant to a Contingent Patent Assignment previously executed and delivered by Borrower to Bank (as heretofore, concurrently herewith, and/or hereafter amended, restated, supplemented and/or renewed from time to time, the "Patent Assignment") and the assignment of Borrower's trademarks, licenses and related rights and interests, pursuant to a Contingent Trademark Assignment previously executed and delivered by Borrower to Bank (as heretofore, concurrently herewith, and/or hereafter amended, restated, supplemented and/or renewed from time to time, the "Trademark Assignment").


     The foregoing documents shall be and remain in form and substance satisfactory to Bank and its counsel, and the Collateral and other assets and property covered thereby shall secure the Obligations in such order as may be determined by Bank in its sole discretion.


     By virtue of Bank's Acceptance of this Agreement, the following documents shall be deemed to be cancelled and of no further force or effect: (a) the Guaranty dated as of February 10, 1993 executed and delivered by Michael D. Walts to Bank pursuant to which Michael D. Walts guaranteed the obligations of Borrower to Bank; (b) the Guaranty dated as of February 10, 1993 executed and delivered by Geraldine W. Walts to Bank pursuant to which Geraldine W. Walts guaranteed the obligations of Borrower to Bank; and (c) the Assignment of Life Insurance Policy as Collateral executed and delivered by Borrower and Michael D. Walts to Bank pursuant to which insurance on the life of Michael D. Walts was collaterally assigned to Bank. In connection with the foregoing, upon Borrower's request therefor, Bank shall return said Guaranties to Michael D. Walts and Geraldine W. Walts, respectively, and the Assignment of Life Insurance Policy as Collateral to Borrower.


     6. DELIVERIES; FURTHER ASSURANCES. Simultaneously with or prior to the execution of this Agreement, Borrower shall have delivered to Bank all of the documents, instruments and other information described on EXHIBIT B attached hereto. Borrower agrees to execute and deliver or cause to be executed and delivered any and all further documents and instruments and to take any and all further actions as may be determined by Bank to be necessary or appropriate to the transactions contemplated herein.


     7. RIGHTS TO PAYMENTS UNDER RENTAL CONTRACTS; COLLECTION OF RIGHTS TO PAYMENTS UNDER RENTAL CONTRACTS; DISPUTED RIGHTS TO PAYMENTS UNDER RENTAL CONTRACTS; PROCEEDS OF INVENTORY.


          7.1. REPRESENTATIONS AND WARRANTIES REGARDING RIGHTS TO PAYMENTS UNDER RENTAL CONTRACTS. Borrower agrees and represents that each Right to Payment under Rental Contracts and each lease-purchase agreement or other document representing any such Right to Payment under Rental Contracts will cover a bona fide sale and/or lease and delivery of merchandise usually dealt in by Borrower and will be for a liquidated amount maturing as stated in the schedule thereof and in the duplicate lease-purchase agreement covering said lease and/or sale, and Bank's security interest therein, to the best of Borrower's knowledge, will not be subject to any offset, deduction, counterclaim, lien or other condition, except for the rights of the lessee to terminate any such lease-purchase agreement in accordance with the terms thereof by returning the leased items and paying all payments due through the date of return. None of Borrower's lease-purchase agreements shall be backdated, postdated or redated and Borrower shall make no leases on terms beyond that customary in Borrower's industry.


          7.2. DISPUTES AND CLAIMS REGARDING RIGHTS TO PAYMENTS UNDER RENTAL CONTRACTS. Borrower shall notify Bank promptly of all material returns and recoveries and, on request, deliver the material returns and recoveries of merchandise to Bank at a location or locations selected by Bank in its sole discretion. Borrower shall also notify Bank promptly of all material disputes and claims and settle or adjust them at no expense to Bank, but no discount, credit or allowance outside the ordinary course of business or material, adverse extension, compromise or settlement shall be granted to any customer or account debtor and no returns of merchandise outside the ordinary course of business shall be accepted by Borrower without Bank's consent.


          7.3. SPECIAL ACCOUNT; LOCAL ACCOUNTS. In order to provide for collection and forwarding to Bank of all remittances of every kind due Borrower ("Remittances"), proceeds of other Collateral, and other funds received by Borrower, Borrower shall on a daily basis deposit all such Remittances, proceeds, and funds into the accounts of Borrower maintained at the banks where Borrower's stores are located, all as described at EXHIBIT C attached hereto (such accounts described at EXHIBIT C, as the same may be supplemented hereafter from time to time, and any other accounts where Borrower now or hereafter deposits any Remittances, proceeds of Receivables or other Collateral, or other funds are collectively referred to as the "Local Accounts"). On a twice per week basis (and a more frequent basis if Bank hereafter requires, including, without limitation, after the occurrence of an Event of Default), all funds and other items in the Local Accounts shall be transferred to, and deposited in, Account No. 00810-8771 at Bank (the "Special Account"), and Borrower shall take all actions necessary to effectuate such transfers to the Special Account. Borrower further hereby grants to Bank an irrevocable power of attorney, coupled with an interest, to take in Borrower's name all action necessary to grant Bank access to each and all of the Local Accounts and to effectuate transfers to, and deposits in, the Special Account of all funds and other items now or hereafter in any or all of the Local Accounts. Any Remittance or other proceeds of Receivables or Rights to Payments under Rental Contracts or other Collateral or funds received by Borrower shall be deemed held by Borrower in trust and as fiduciary for Bank, and Borrower immediately shall deposit the same, in its original form, into one of the Local Accounts or, at Bank's discretion, the Special Account. Pending such deposit, Borrower agrees that it will not commingle any such Remittance or other proceeds of Receivables or Rights to Payments under Rental Contracts or other Collateral or funds with any of Borrower's other funds or property, but will hold it separate and apart therefrom in trust for Bank until deposit is made into one of the Local Accounts or the Special Account. All deposits to the Special Account shall be Bank's property and shall be subject only to the signing authority designated from time to time by Bank, and Borrower shall have no interest therein or control thereover. Bank shall have, and Borrower hereby grants to Bank, a security interest in all funds held in the Special Account and Local Accounts as security for the Obligations. The Special Account shall not be subject to any deduction, set-off, banker's lien or any other right in favor of any person or entity other than Bank. Deposits to the Special Account and Local Accounts may be applied against the principal and/or interest of the Revolving Loan and/or other Obligations of Borrower to Bank in such order and method of application as may be elected by Bank in its discretion. Any funds in the Special Account or Local Accounts which Bank elects not to apply to the Obligations as provided in the preceding sentence may, at Bank's option, be paid over by Bank to Borrower or retained in the Special Account or Local Accounts as continuing security for the Obligations. Borrower hereby indemnifies and holds Bank harmless from and against any loss or damage with respect to any Remittance deposited in the Special Account or Local Accounts which is dishonored or returned for any reason. If any Remittance deposited in the Special Account or Local Accounts is dishonored or returned unpaid for any reason, Bank, at its discretion, may charge the amount of such dishonored or returned Remittance directly against Borrower and/or any account maintained by Borrower with Bank and such amount shall be deemed part of the Obligations hereunder. Bank shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of Bank under this Agreement.


          7.4. CREDITING OF REMITTANCES. For the purpose of calculating interest, all Remittances and other proceeds of Receivables and Rights to Payments under Rental Contracts and other Collateral shall be credited to Borrower (conditional upon final collection) two (2) business days after deposit into the Special Account. For the purpose of determining the aggregate loan availability and the unused facility fee hereunder, all such Remittances shall be credited on the date of deposit of the same into the Special Account. From time to time, Bank may adopt such regulations and procedures as it may deem reasonable and appropriate with respect to the operation of the Special Account and Local Accounts and the services to be provided by Bank under this Agreement.


          7.5. COSTS OF COLLECTION. All costs of collection of Borrower's Receivables and Rights to Payments under Rental Contracts, including Attorneys' Fees, out-of-pocket expenses, administrative and record-keeping costs, and all service charges and costs related to the establishment and maintenance of the Special Account and the Local Accounts, shall be the sole responsibility of Borrower, whether the same are incurred by Bank or Borrower, and Bank, at its discretion, may charge the same against Borrower and/or any account maintained by Borrower with Bank and the same shall be deemed part of the Obligations hereunder.


     8.   EXAMINATION OF COLLATERAL; REPORTING.


          8.1. MAINTENANCE OF BOOKS AND RECORDS. Borrower shall keep and maintain complete books of account, records and files with respect to its business in accordance with generally accepted accounting principles consistently applied and shall accurately and completely record all transactions therein.


          8.2. ACCESS AND INSPECTION; BORROWING BASE REPORT AND CERTIFICATE. Bank may at all times have access to and the right to examine and inspect all of Borrower's real and personal property, and access to and the right to inspect, audit and make extracts from all of Borrower's records, files and books of account, and Borrower shall execute and deliver at the request of Bank such instruments as may be necessary for Bank to obtain such information concerning the business of Borrower as Bank may require from any Person. Borrower hereby authorizes all federal, state and municipal authorities to furnish to Bank copies of reports of examinations of Borrower which have been made by them and further authorizes any banking institution, account debtor, lessee or other third party with whom Borrower has a contractual relationship pertaining to the Collateral, this Agreement, any of the other Loan Documents or any matter referenced herein or therein, to furnish to Bank copies of such contracts and any affiliated writings. Borrower shall furnish Bank at reasonable intervals with such statements and reports regarding Borrower's financial condition and the results of Borrower's operations, in addition to those hereinafter required, as Bank may request from time to time. Not less frequently than monthly by not later than 30 days after the end of each month, and more frequently if Bank shall require, Borrower shall provide Bank a fully completed and executed Borrowing Base Report and Certificate in the form of EXHIBIT D hereto, containing all such information (including, without limitation, the information concerning Rights to Payments under Rental Contracts and Three Month Average Monthly Rental Contract Revenues and reconciliations to Borrower's financial statements) called for by the Borrowing Base Report and Certificate. With each Borrowing Base Report and Certificate delivered by Borrower to Bank on a monthly basis, and more frequently if Bank shall require, Borrower shall provide Bank with such supporting information as Bank may from time to time request, including, without limitation, sales and/or lease journals, remittance/cash receipt advices, credit memoranda, and information concerning leases, sales, collections and non-cash charges.


          8.3. REPORTING REGARDING PAYABLES AND THREE MONTH AVERAGE MONTHLY RENTAL CONTRACT REVENUES. No later than 30 days after the end of each month, or sooner if available, Borrower shall deliver to Bank monthly agings of its accounts payable, and a reconciliation of such accounts payable agings to Borrower's general ledger, together with such further information with respect thereto as Bank may require. No later than 30 days after the end of each month, or sooner if available, Borrower shall deliver to Bank a report regarding its immediately preceding Three Month Average Monthly Rental Contract Revenues in such detail as Bank may require and with such further information with respect thereto as Bank may require (including, without limitation, a reconciliation of Borrower's total cash Remittances and receipts for the preceding calendar month to Borrower's revenue reported in Borrower's financial statements for such month).


          8.4. REPORTING REGARDING INVENTORY. Borrower shall conduct a full and complete physical count of its Inventory at least annually and more frequently if Bank shall require, in a manner and in accordance with procedures approved by Borrower's independent certified public accountants and Bank, and shall promptly extend, price and summarize such physical counts and submit a report thereof to Bank. Values shown on reports of Inventory shall be at the lower of cost or market value determined in accordance with Borrower's usual cost accounting system, consistently applied. No later than 30 days after the end of each month, or sooner if available, Borrower shall submit to Bank an inventory report broken down into such detail and with such categories as Bank shall require (including, but not limited to, a report of such Inventory reconciled to Borrower's general ledger, a report of Inventory on rent and total Inventory on hand, and a report indicating the mix and location of all of Borrower's Inventory). In addition, Borrower shall on a monthly basis submit to Bank a copy of any inventory report that Borrower delivers to its insurer(s) at the same time such report is delivered to the insurer(s).


          8.5. MONTHLY FINANCIAL STATEMENTS. No later than 30 days after the end of each month, Borrower shall furnish to Bank monthly statements showing Borrower's financial condition and the results of Borrower's operations for the periods covered by such statements in form and detail as Bank may from time to time require, prepared in accordance with generally accepted accounting principles consistently applied and containing all disclosures required to fully and accurately present the financial position and results of operations of Borrower and to make such statements not misleading under the circumstances. Said statements shall include: (i) a comparison of the projected financial position and results of operations of Borrower for the month and year-to-date provided for in PARAGRAPH 8.6 with the actual financial position and results of operations of Borrower for the month and year-to-date and an explanation of any material variations between them; and (ii) a comparison between actual calculated results and covenanted results for each of the Financial Covenants contained in EXHIBIT K.


          8.6. ANNUAL PROJECTIONS. At least 30 days prior to the end of each of Borrower's fiscal years, Borrower shall furnish to Bank detailed projections for the next 12 months setting forth projected income and cash flow for each month and the projected balance sheet as of the end of each month. Such projections shall be prepared in a manner fully and accurately presenting the projected financial condition and results of operations of Borrower and making such projections not misleading under the circumstances.


          8.7. AUDITED ANNUAL FINANCIAL STATEMENTS. No later than 90 days after the end of each of Borrower's fiscal years, Borrower shall submit to Bank statements of its financial condition and the results of its operations for the period then ended. Such statements shall be prepared by an independent certified public accountant acceptable to Bank and shall be prepared and presented in accordance with generally accepted accounting principles consistently applied. Such statements shall be delivered to Bank together with an audit report of such independent certified public accountant addressed to Bank. Said statements shall be accompanied by: (i) a comparison prepared by Borrower of the projected financial position and results of operations of Borrower provided for in PARAGRAPH 8.6 with the actual financial position and results of operations of Borrower and an explanation of any material variations between them; and (ii) a comparison prepared by Borrower between actual calculated results and covenanted results for each of the Financial Covenants contained in EXHIBIT K.


          8.8. MANAGEMENT REPORTS. Borrower shall furnish to Bank promptly upon receipt copies of all management letters and any other material reports and/or examinations provided by Borrower's independent accountants. After an Event of Default, Bank shall be given notice of and the right to attend any meetings between Borrower and the independent accountants with respect to any such matters.


          8.9. FINANCIAL CERTIFICATE. Borrower shall furnish Bank together with all materials required pursuant to PARAGRAPHS 8.5, 8.6 AND 8.7 of this Agreement, a certificate signed by the Chief Financial Officer of Borrower in the form of EXHIBIT E attached hereto.


          8.10. MISCELLANEOUS OTHER REPORTS. Borrower shall additionally provide to Bank by not later than 30 days after the end of each month, or sooner if available: (i) a report, in form and detail satisfactory to Bank, of Borrower's actual units on rent broken down by each store location of Borrower (and including, without limitation therein, reports of the percentages of pick-ups, pay-offs, charge-offs and deliveries from Borrower's business during the prior month, and of the percentage that idle inventory represents of total inventory); (ii) reports, in form and detail satisfactory to Bank, concerning the yield and delinquency of Borrower's lease-purchase agreement receivables for the prior month; and (iii) reports, in form and detail satisfactory to Bank, indicating the total value of all then existing rental contracts for all items then being rented by Borrower to its customers. Borrower shall provide to Bank, as they are issued and/or delivered to the Securities and Exchange Commission, stock exchanges and other governmental and private regulatory agencies, complete and up-to-date copies of Borrower's Forms 10-K and 10-Q and other filings and reports made and/or delivered by or on behalf of Borrower to any or all of such entities.


     9. WARRANTIES, REPRESENTATIONS AND COVENANTS. Borrower warrants and represents as of the date hereof, and covenants from and after the date hereof and until the Obligations are fully paid, performed and satisfied, the following representations, warranties and covenants are and shall remain true:


          9.1. ORGANIZATION, ETC. Borrower is and shall remain duly organized, validly existing and in good standing under the laws of the State of Indiana and is and shall remain qualified to do business under the laws of all other states and jurisdictions where such qualification by Borrower is required by such other state(s) and jurisdiction(s), and has and shall maintain all requisite power and authority, corporate or otherwise, to conduct its business, to own its property and to execute, deliver and perform all of its obligations under this Agreement and each of the other Loan Documents;

          9.2. DUE AUTHORIZATION, VALIDITY, ETC. This Agreement and each of the other Loan Documents have been duly executed and delivered and authorized by all requisite corporate action;


          9.3. NO VIOLATION. The execution, delivery and/or performance by Borrower of this Agreement and the other Loan Documents does not and will not
(i) constitute a violation of any applicable law or a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws or contained in any order of any court or other governmental agency or in any agreement, instrument or document to which Borrower is a party or by which Borrower or any of its properties is bound or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of Borrower's properties (other than in favor of Bank hereunder);


          9.4. USE OF LOAN PROCEEDS. Borrower's uses of the proceeds of the Loans made by Bank to Borrower pursuant to this Agreement are, and will continue to be, legal and proper corporate uses (duly authorized by Borrower's Board of Directors), such uses do not and shall not violate any applicable laws or statutes as in effect as of the date hereof or hereafter, and the Loans are not and shall not be secured, directly or indirectly, by any stock for the purpose of purchasing or carrying any margin stock or for any purpose which would violate either Regulation U, 12 C.F.R. Part 221, or Regulation X, 12 C.F.R. Part 224, promulgated by the Board of Governors of the Federal Reserve System;


          9.5. MANAGEMENT; LICENSES, PATENTS, ETC. Borrower possesses and shall continue to possess active, full-time, professional management adequate to handle its affairs and adequate employees, assets, governmental approvals, licenses, patents, copyrights, trademarks and trade names to continue to conduct its business as heretofore and hereafter conducted by it and all such licenses, patents, copyrights, trademarks and trade names are described on EXHIBIT F attached hereto;


          9.6. INDEBTEDNESS. Except as reflected in the Financials and except for short term unsecured trade payables and operating accruals of Borrower (including for leases of real property and/or vehicles) incurred in the ordinary course of its business, Borrower has no Indebtedness and shall incur no Indebtedness, other than the Obligations, and has not guaranteed and shall not guarantee the obligations of any other Person;


          9.7. TITLE TO PROPERTY; NO LIENS. Borrower has and shall retain good, indefeasible and merchantable title to and ownership of all of its real and personal property, including, without limitation, the Collateral and other security for the Obligations, free and clear of all liens, claims, security interests, assignments, mortgages, pledges and encumbrances, except Permitted Liens and except as described on EXHIBIT G attached hereto;


          9.8. RESTRICTIONS; LABOR DISPUTES; LABOR CONTRACTS, ETC. Borrower is not, to the best of Borrower's knowledge following diligent inquiry, a party or subject to, and Borrower shall not become a party or subject to, any charge, corporate restriction, judgment, decree or order, materially and adversely affecting its business, property, assets, operations or condition, financial or otherwise, or any labor dispute; and there are not and shall not be any strikes or walkouts relating to any labor contracts and no such contract is scheduled to expire within three (3) years of the date hereof;


          9.9. NO VIOLATION OF LAW; HAZARDOUS MATERIAL. Borrower is not, to the best of Borrower's knowledge following diligent inquiry, and shall not be in violation of any applicable statute, regulation or ordinance of any governmental entity (including, but not by way of limitation, any such statute, regulation or ordinance relating to ecology, human health or the environment), in any respect materially and adversely affecting the Collateral or other security for the Obligations or Borrower's business, assets, operations or condition, financial or otherwise, and, without limiting the generality of the foregoing, no Hazardous Material is or shall be located on any real property owned or leased by Borrower in violation of any applicable statute, regulation or ordinance of any governmental entity or has been or shall be discharged or penetrating into any real property or surface or subsurface rivers or streams crossing or adjoining any real property owned or leased by Borrower or the aquifer underlying any real property owned or leased by Borrower ("Hazardous Material" as used herein means any existing or future asbestos, polychlorinated byphenyls and petroleum products, solid wastes, ureaformaldehyde, discharges of sewer or effluent, paint containing lead and any other hazardous or toxic material, substance or waste which is defined, determined or identified by those or similar terms or is regulated as such under any such statute, law, ordinance, rule or regulation (whether now existing or hereafter promulgated) or any local, state or federal authority, or any judicial or administrative interpretation of any such statute, law, ordinance, rule or regulation, including but not limited to any material, substance or waste which is a hazardous substance within the meaning of 33 U.S.C. Section 1251 et seq., as amended, or 42 U.S.C. Section 9601 et seq., as amended, or a hazardous waste within the meaning of 42 U.S.C.
Section 6901 et seq., as amended);


          9.10. ABSENCE OF DEFAULT. Neither Borrower nor any guarantor of the Obligations is and neither Borrower nor any guarantor of the Obligations shall be in default under any note, indenture, loan agreement, mortgage, lease, or other similar agreement relating to the borrowing of monies or the incurring of indebtedness to which Borrower or any guarantor of the Obligations is a party or by which Borrower or any guarantor of the Obligations or any of their respective assets are bound;

          9.11. ACCURACY OF FINANCIALS; NO MATERIAL CHANGES. The Financials have been prepared in accordance with generally accepted accounting principles consistently applied and are true, correct and complete in all material respects; the Financials fairly present Borrower's assets, liabilities and financial condition and results of operations and those of such other Persons described therein as of the date thereof; there are no omissions from the Financials or other facts or circumstances not reflected in the Financials which are or may be material; there has been no material and adverse change in Borrower's assets, liabilities or financial condition since the date of the Financials nor has there been any material damage to or loss of any of Borrower's assets or properties since such date; and Borrower's outstanding advances to any Person do not constitute any equity or long term investment in any Person which is not reflected in the Financials;


          9.12. PENSION PLANS. No "reportable event" or "prohibited transaction," as defined by the Employee Retirement Income Security Act of 1974 ("ERISA"), has occurred or is continuing, or shall occur or continue, as to any plan of Borrower or any Affiliate, which poses a threat of taxes or penalties against or termination of such plans (or trusts related thereto); Borrower has not violated and shall not violate the requirements of any "qualified pension benefit plan," as defined in ERISA and the Internal Revenue Code of 1986 or done anything or will do anything to create liability under the Multi-Employer Pension Plan Amendments Act; and neither Borrower nor any Affiliate has incurred, and neither shall incur, any material liability to the Pension Benefit Guaranty Corporation in connection with such plans, including, but not limited to, any "funding deficiency" (as defined by ERISA);


          9.13. TAXES AND OTHER CHARGES. Borrower and each guarantor of the Obligations has filed and shall file all federal, state and local tax returns and other reports which it is required by law to file, has paid and shall pay all taxes, assessments and other similar charges that are due and payable, has withheld and shall withhold all employee and similar taxes which it is required by law to withhold, and has maintained and shall maintain adequate reserves for the payment of all taxes and similar charges; provided, however, neither Borrower nor any guarantor of the Obligations shall be required to pay any tax if the validity and/or amount thereof is being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted of which Borrower or any guarantor of the Obligations has given prior notice to Bank and for which appropriate reserves (in Bank's reasonable judgment) have been established and so long as levy and execution have been and continue to be stayed, and provided that Borrower or any guarantor of the Obligations, as applicable, shall promptly pay such tax when the dispute is finally settled;


          9.14. NO LITIGATION. There is not and shall not be any litigation, action or proceeding pending or, to the best of Borrower's knowledge, threatened, against Borrower or any guarantor of the Obligations, except as set forth on EXHIBIT H attached hereto (none of which would result in any material adverse change in the financial condition of Borrower or any guarantor of the Obligations or materially and adversely affect the operations or assets of Borrower or any guarantor of the Obligations);


          9.15. NO BROKERAGE FEE. No brokerage, finder's or similar fee or commission is due to any party by reason of Borrower entering into this Agreement or by reason of any of the transactions contemplated hereby, and Borrower shall indemnify and hold Bank harmless from all such fees and commissions;


          9.16. AFFILIATES. All Persons who are Borrower's Affiliates at this time and at all times hereafter are and shall be identified on EXHIBIT I attached hereto; and


          9.17. NON-COMPETITION AGREEMENTS. Other than as described at EXHIBIT J attached hereto or as consented to in writing by Bank, Borrower is not and shall not be subject to any contract or agreement containing a covenant not to compete in any line of business with any person, firm or corporation.


     To the extent necessary to cause these representations, warranties and covenants to remain true, complete and accurate at all times, Borrower shall promptly update any Exhibits provided for in this PARAGRAPH 9 upon learning of any circumstance which might make any representation, warranty or covenant contained herein untrue. The requirement of Borrower to update any Exhibit provided for herein shall not be and shall not be deemed by the Bank a cure of any Event of Default occurring prior to any such update and no such update shall be deemed a cure of any existing or continuing Event of Default.


     10. COVENANTS. Until the Obligations are fully paid, performed and satisfied and this Agreement is terminated, Borrower covenants that it shall:


          10.1. PAYMENT OF FEES, COSTS AND EXPENSES. Pay to Bank immediately, any and all fees, costs and expenses which Bank pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrower, or any other Person on Borrower's behalf, by Bank of proceeds of loans made by Bank to Borrower pursuant to this Agreement, and (ii) the depositing for collection by Bank of any check or item of payment received and/or delivered to Bank on account of the Obligations and reimburse Bank, immediately, for any claims asserted by any bank at which a blocked account or local account is established for the deposit of proceeds of the Collateral in connection with such blocked account or local account or any returned or uncollected checks received by such bank as proceeds of the Collateral;


          10.2. NOTICE OF LITIGATION. Notify Bank in writing, promptly upon Borrower's learning thereof, of any litigation, suit or administrative proceeding which involves a monetary claim of in excess of One Hundred Thousand Dollars ($100,000) or which may affect Borrower's operations, financial condition or business in a material adverse manner or Bank's security interest in the Collateral or other security for the Obligations or any guarantor of the Obligations in a material adverse manner, whether or not the claim is considered by Borrower to be covered by insurance;


          10.3. NOTICE OF ERISA EVENTS. Notify Bank in writing (i) promptly upon the occurrence of any event described in Section 4043 of ERISA, other than a termination, partial termination or merger of a "Plan" (as defined in ERISA) or a transfer of a Plan's assets, and (ii) prior to any termination, partial termination or merger of a Plan or a transfer of a Plan's assets;


          10.4. NOTICE OF LABOR DISPUTES. Notify Bank in writing, promptly upon Borrower's learning thereof, of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities and the expiration of any labor contract to which Borrower is a party or by which Borrower is bound;


          10.5. NOTICE OF CHANGES IN LAW AND/OR VIOLATIONS OF LAW. Notify Bank in writing, promptly upon Borrower's learning thereof, of any changes in existing laws and/or implementation of new laws materially impacting on the operation of rent-to-own businesses (including, without limitation, any laws converting lease-purchase arrangements to installment sales arrangements) and/or of any violation of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof, and of any federal, state or local tax withholding or assessment, applicable to Borrower or any guarantor of the Obligations, which violation or withholding or assessment in any respect may materially and adversely affect the Collateral or other security for the Obligations or the business, assets, operations or condition, financial or otherwise, of Borrower or any guarantor of the Obligations;


          10.6. NOTICE OF CERTAIN AGREEMENTS. Notify Bank, promptly upon the occurrence thereof, of default and/or failure to make timely payment by Borrower or any guarantor of the Obligations under any note, indenture, loan agreement, mortgage, lease, deed or other similar agreement (including, without limitation, this Agreement or any of the other Loan Documents) to which Borrower or any guarantor of the Obligations is a party or by which Borrower or any guarantor of the Obligations is bound;


          10.7. NOTICE OF VIOLATIONS BY OTHER PARTIES AND OF MATERIAL EVENTS. Notify Bank, promptly upon the occurrence thereof, of any default by any obligor under any note or other evidence of debt payable to Borrower or of anything which might have a material adverse effect on the credit of a customer of Borrower;


          10.8. SOLVENCY. At all times prior to, during and after any disbursement of the Loans, have capital sufficient to carry on its business and transactions as now conducted and all business and transactions in which it is about to engage and will be solvent and able to pay its debts as they mature, and Borrower will own property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay Borrower's debts as they mature;


          10.9. PROPERTY INSURANCE. Insure all of its real and personal property, including, without limitation, the Collateral and other security for the Obligations, in Bank's name against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other hazards as Bank shall specify in amounts and under policies by insurers acceptable to Bank, and all premiums thereon shall be paid by Borrower and the policies or a certificate thereof signed by the insurer shall be delivered to Bank within fifteen (15) business days after the issuance of the policies to Borrower and after each renewal thereof; each such policy shall name Bank (and no other party) as mortgagee under a New York Standard Mortgage clause or other similar clause acceptable to Bank and shall provide that such policy may not be amended or cancelled without thirty (30) days prior written notice to Bank; and if Borrower fails to do so, Bank may (but shall not be required to) procure such insurance and charge the cost to Borrower's account as part of the Obligations payable on demand and secured by the Collateral and other security for the Obligations;


          10.10. LIABILITY INSURANCE. At all times, maintain in full force and effect such liability insurance with respect to its activities and business interruption and other insurance as may be reasonably required by Bank, such insurance to be provided by insurer(s) acceptable to Bank, and if requested by Bank, such insurance shall name Bank (and no other party) as an additional insured;


          10.11. DEPOSIT ACCOUNTS. At Bank's option, and except as otherwise specifically contemplated hereby, maintain throughout the term of this Agreement all of Borrower's depository, disbursement, trust, payroll and other account relationships with Bank, and not alter existing account relationships which bear on the creditworthiness of Borrower and/or the pricing of the Loans or this credit arrangement or such other account relationships;


          10.12. MERGER, ETC. Not, without the Bank's prior written consent, which the Bank may grant or withhold in its sole discretion, merge or consolidate or form a joint venture or partnership with any other Person;


          10.13. INVESTMENTS. Other than in the ordinary course of Borrower's business or with the Bank's prior written consent, which the Bank may grant or withhold in its sole discretion, not make any investment in the securities of any Person;


          10.14. DIVIDENDS. Not, without the Bank's prior written consent, which shall not be unreasonably withheld, declare or pay cash or stock dividends upon any of Borrower's stock or make any distributions of Borrower's assets or make any loans, advances and/or extensions of credit to, or investments in, any Persons, including, without limitation, any of Borrower's Affiliates, officers or employees;


          10.15. REDEMPTION OF STOCK; CHANGES IN CAPITAL STRUCTURE. Not redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's capital stock, or make any material change in Borrower's capital structure or in any of Borrower's business objectives, purposes and operations which might in any way materially adversely affect the repayment of the Obligations;


          10.16. AFFILIATE TRANSACTIONS. Not enter into, or be a party to, any transaction with any of Borrower's Affiliates, except in the ordinary course of business, pursuant to the reasonable requirements of Borrower's business, and upon fair and reasonable terms which are fully disclosed to Bank and are no less favorable to Borrower than Borrower could obtain in a comparable arm's length transaction with a Person not Borrower's Affiliate;


          10.17. DEPOSITS TO AND WITHDRAWALS FROM ACCOUNTS. Except in connection with transactions otherwise permitted herein, not make deposits to or withdrawals from any of Borrower's deposit accounts for the benefit of any of its Affiliates;


          10.18. SALE OR LEASE OF ASSETS. Not sell or lease (except with Bank's prior written consent, which Bank will not unreasonably withhold, except for the sale or lease of Inventory in the ordinary course of business, and except for sales or leases by Borrower of assets having an aggregate value not in excess of $20,000 in any calendar year) or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise, any of Borrower's assets, including, without limitation, the Collateral and other security for the Obligations;


          10.19. CONSIGNMENTS, ETC. Not make a sale to any customer on a bill-and-hold, guaranteed sale, sale or return, sale on approval, consignment, or return (other than in the ordinary course of business) basis, or any other repurchase basis;


          10.20. CHANGE IN MANAGEMENT OR BUSINESS. Not permit to occur any seizure, vesting or intervention by or under the authority of any government by which Borrower's management is displaced or its authority in the conduct of its business is materially curtailed;


          10.21. CLAIMS AGAINST COLLATERAL. Not permit to occur any attachment or distraint of any of the Collateral or other security for the Obligations and not permit any of the Collateral or other security for the Obligations to become subject, at any time, to any mandatory court order or other legal process;


          10.22. JUDGMENTS. Not permit any judgment in excess of Fifty Thousand Dollars ($50,000) or any judgments in excess of One Hundred Thousand Dollars ($100,000), in the aggregate, to be rendered against Borrower unless such judgments are paid within ten (10) days of the date such judgments become final, non-appealable and payable or such judgments are otherwise bonded in a manner and on terms satisfactory to Bank;


          10.23. FINANCIAL COVENANTS. Comply with all of the financial covenants contained in EXHIBIT K (the "Financial Covenants") attached hereto and incorporated herein by reference;

          10.24. CERTIFICATE OF OFFICERS AND GOOD STANDING CERTIFICATES. Furnish to Bank by each six (6) month anniversary of the date hereof an updated Certificate of Officers on Bank's standard Certificate of Officers form and by each twelve (12) month anniversary of the date hereof a certificate from the Secretary of State of the state of incorporation of Borrower indicating that Borrower is in good standing as a corporation under the laws of such state; and


          10.25. ADDITIONAL STORES. Not, without Bank's prior written consent (which may be granted or withheld in Bank's sole discretion) or except as otherwise specifically permitted by this PARAGRAPH 10.25, open or put into operation (whether by acquisition of existing stores or outlets, opening new stores or outlets, or otherwise) more than three (3) additional stores or outlets during any calendar year. In the event that Borrower intends to acquire existing stores or outlets (by means of an asset or stock acquisition or otherwise) or independently to expand by opening new stores or outlets, Borrower may do so without requiring Bank's prior written consent to the financial terms of any such acquisition and/or expansion as long as: (a) any such acquisition, in conjunction with all acquisitions hereafter by Borrower of existing stores and/or outlets to which Bank has not granted its express prior written consent as to all terms thereof, do not result in Borrower's assuming debts and/or liabilities aggregating to in excess of Five Hundred Thousand Dollars ($500,000); (b) Borrower has provided Bank not less than fourteen (14) days prior written notice of Borrower's intent to consummate such planned acquisition and/or expansion and the specific details thereof (and in connection therewith, Borrower shall have provided to Bank by not later than seven (7) days before the closing date for such transaction (i) all documents evidencing the agreements relating to and the terms of, and designed to effectuate, such proposed transaction and (ii) pro forma financial statements for Borrower (in form and detail reasonably satisfactory to Bank) projecting the impact on Borrower's financial performance and status of such proposed acquisition and/or expansion); (c) Bank maintains its first priority and exclusive security interest on all of the Collateral (including, without limitation, the assets and properties that Borrower plans to acquire as a result of such proposed acquisition and/or expansion); (d) Bank is permitted and given the opportunity (at Borrower's expense) to conduct a legal audit and review (satisfactory to Bank in its discretion) of the structure, mechanics, and the documents and agreements relating to, and intended to effectuate, such proposed acquisition and/or expansion, and Bank shall attempt to proportion the scope of its legal audit and review to the type, size and complexity of the proposed transaction; and (e) in the event that as of the time of such transaction the aggregate unpaid balance of the Loans and the other Obligations that is actually outstanding plus that which is reasonably projected to be outstanding after (and as a result of) consummation of the proposed transaction plus indebtedness and liabilities assumed and/or retained by Borrower and/or its Affiliates in connection with the proposed transaction is greater than or equal to Borrower's Three Month Average Monthly Rental Contract Revenues (which shall specifically not include for purposes of the calculation thereof any revenues from the stores and/or outlets to be acquired and/or opened) for the immediately preceding three
(3) calendar months multiplied by two (2), Bank is provided the opportunity to, and actually conducts (at Borrower's expense), a field examination of the Borrower and/or the entity or operations to be acquired, as applicable, with results reasonably satisfactory to Bank. Notwithstanding anything to the contrary herein, in the event that Borrower closes on any transaction in which it acquires existing stores or outlets (by means of an asset or stock acquisition or otherwise) or independently expands by opening new stores or outlets of more than three (3) during any calendar year and Borrower has not received Bank's written consent to all aspects of any such transaction prior to the closing thereof, Bank shall have the right, in its sole discretion, at any time within sixty (60) days after the closing of any such transaction to terminate this Agreement by providing not less than one hundred and fifty (150) days written notice thereof to Borrower; and if Bank exercises the right of termination of this Agreement under the preceding clause Borrower shall be obligated to pay to Bank the Termination Fee, except that if Bank exercises the right of termination of this Agreement under the preceding clause for any reason other than Bank's not being satisfied with the results of its field examination (if applicable) or legal review of the transaction or the documents relating thereto or Bank's not maintaining its first priority and exclusive security interest on all of the Collateral (including, without limitation, the assets and properties that Borrower acquired and/or acquires as a result of such transaction), in connection with its payment in full of the Obligations Borrower shall not be obligated to pay to Bank the additional Termination Fee provided at PARAGRAPH 11.4 hereof.


     11.  EFFECTIVE DATE; TERMINATION.


          11.1. EFFECTIVE DATE. This Agreement shall be effective on the date of acceptance hereof by Bank.


          11.2. TERMINATION BY BANK. Bank may terminate this Agreement immediately upon notice to Borrower at any time on or after February 1, 1999. Recourse to security will not be required at any time. Borrower waives presentment and protest of any instrument and notice thereof, notice of default and all other notices to which Borrower might otherwise be entitled.


          11.3. TERMINATION BY BORROWER AT CERTAIN DATES. Except as otherwise provided in PARAGRAPH 11.4, Borrower may only terminate this Agreement effective on February 1, 1999 or any later anniversary of such date by giving Bank notice of its election to so terminate the Agreement at least ninety (90) days before February 1, 1999 or any later anniversary of such date. If Borrower does not terminate this Agreement effective on the specific dates permitted pursuant to this PARAGRAPH 11.3, then, at Bank's sole discretion, and subject to Bank's rights under PARAGRAPH 11.2 hereof, this Agreement may be extended to the next following anniversary date of February 1, 1999 or any later anniversary thereof except as otherwise provided in PARAGRAPH 11.4.


          11.4. TERMINATION BY BORROWER AT OTHER DATES AND RELATED FEES. In addition to Borrower's rights pursuant to PARAGRAPH 11.3, Borrower may terminate this Agreement as of the last day of any month by giving Bank notice of the date on which this Agreement is to terminate ("Voluntary Termination Date"), which date must be the last day of a month, at least ninety (90) days before the Voluntary Termination Date and by paying, in addition to the other Obligations, on the Voluntary Termination Date as compensation to Bank for loss of bargain with respect to the credit advanced hereunder, and not as a penalty, a termination fee (the "Termination Fee") in the amount of Two Hundred and Twenty-Five Thousand Dollars ($225,000).


          11.5. ACCELERATION UPON TERMINATION. Upon the effective date of termination, all of Borrower's Obligations to Bank shall become immediately due and payable without notice or demand. If this Agreement is terminated upon the occurrence or during the continuance of an Event of Default (unless such Event of Default is deemed by Bank to have been caused by circumstances beyond the reasonable control of Borrower), the Obligations shall include an amount equal to the Termination Fee which would be payable by Borrower if Borrower had terminated this Agreement pursuant to PARAGRAPH 11.4 as of the last day of the month in which Bank terminates this Agreement, said amount to compensate Bank for loss of bargain with respect to the credit advanced hereunder, and not as a penalty.


          11.6. BORROWER REMAINS LIABLE. Notwithstanding any termination, until all of the Obligations have been fully performed, paid and satisfied, Borrower shall remain liable for the full and prompt performance and payment of the Obligations and Bank shall retain all of its rights and privileges hereunder, including, without limitation, the retention of its interest in and to all of the Collateral and other security for the Obligations.


     12. EVENTS OF DEFAULT. Each of the following shall constitute an "Event of Default" hereunder:

          (a) Borrower shall fail to pay, when due (whether by demand or otherwise), any portion of the Obligations owing from Borrower to Bank;

          (b) Borrower shall commit any breach of this Agreement, as amended or supplemented, any of the other Loan Documents or any other agreement between Bank and Borrower or between Borrower and any Affiliate of Bank;

          (c) any representation or warranty made by Borrower herein or in any of the other Loan Documents is, or becomes, untrue or misleading in any material respect;

          (d) Borrower or any guarantor of the Obligations shall: (i) become insolvent, (ii) become generally unable to pay their respective debts as they become due, (iii) make an assignment for the benefit of creditors, (iv) call a meeting of creditors for the composition of debts, (v) make any material misrepresentation to Bank in connection with this Agreement or any transaction relating hereto, or (vi) make any material misrepresentation or fail to make any payment due to any Affiliate of Bank;

          (e) there shall be filed by or against Borrower or any guarantor of the Obligations a petition in bankruptcy or for reorganization or a custodian, receiver or agent is appointed or authorized to take charge of any of their respective properties;

          (f) there shall occur any material and adverse change in the business operations or condition, financial or otherwise, of Borrower or any guarantor of the Obligations;

          (g) any guarantor of the Obligations shall be in default under its guaranty of the Obligations or demand is made on any such guarantor thereunder;

          (h) any guarantor of the Obligations shall be in material default under any other agreement to which it is a party or demand is made on any such guarantor under the terms of any guaranty agreement to which such guarantor is a party;

          (i) any guarantor of the Obligations dies unless within 90 days of the death of such guarantor a substitute guarantor acceptable to the Bank has duly and validly guaranteed the Obligations pursuant to a guaranty in form and substance satisfactory to the Bank, or any guarantor of the Obligations denies its obligation to guarantee any then existing Obligations or attempts to limit or terminate its obligation to guarantee any future Obligations (including, without limitation, any future advance by Bank to Borrower);

          (j) there shall occur a material casualty loss with respect to the Collateral or other security for the Obligations which is not covered by insurance;

          (k) the audit report required pursuant to PARAGRAPH 8.7 is not an unqualified audit report, unless the reason for qualification is not material to Borrower's financial condition;

          (l) an event of default shall occur under any of the other Loan Documents or any other agreement between Bank and Borrower or between Borrower and any Affiliate of Bank; or

          (m) the Collateral or other security for the Obligations shall decline in value with the result that Bank's security for the Obligations is materially diminished.


     13.  BANK'S RIGHTS AND REMEDIES.


          13.1. ACCELERATION, ETC. Upon the occurrence of any Event of Default, in addition to all other rights and remedies provided herein or available at law or in equity, Bank may, without further notice or demand, declare the Loans and all other Obligations to be immediately due and payable, and, to the extent that the maximum amount of the Total Facility has not yet been used or fully drawn on by Borrower, terminate the undrawn balance of same, and Bank shall have all rights to realize upon the Collateral and other security for the Obligations set forth in the documents providing for such security as described in PARAGRAPH 5 hereof, the terms of which are incorporated herein by reference as if set forth herein in full, and as otherwise provided by applicable law. Bank's rights and remedies under this Agreement shall be cumulative and not exclusive of any other right or remedy which Bank may have.


          13.2. FEES AND EXPENSES. Borrower shall pay to Bank, immediately and as part of the Obligations, all costs and expenses, including court costs, Attorneys' Fees and costs of sale, incurred by Bank in exercising any of its rights or remedies hereunder.


     14.  WAIVER; AMENDMENTS; SUCCESSORS AND ASSIGNS.


          14.1. RELEASE OF COLLATERAL. Bank's rights with respect to the Collateral and other security for the Obligations and its security interest therein shall continue unimpaired, and Borrower shall remain obligated in accordance with the terms hereof, notwithstanding the release or substitution of any Collateral or other security for the Obligations at any time(s), or any rights or interests therein, or any delay, extension of time, renewal, compromise or other indulgence granted by Bank in reference to any Obligations, and Borrower hereby waives all notice of the same.


          14.2. WAIVERS AND AMENDMENTS IN WRITING. Failure by Bank to exercise any right, remedy or option under this Agreement or any supplement hereto or in any other agreement between Borrower and Bank or delay by Bank in exercising the same shall not operate as a waiver by Bank of its right to exercise any such right, remedy or option. No waiver by Bank shall be effective unless it is in writing and then only to the extent specifically stated. This Agreement cannot be changed or terminated orally.


          14.3. ASSIGNMENT. Bank shall have the right to assign this Agreement. Borrower may not assign, transfer or otherwise dispose of any of its rights or obligations hereunder, by operation of law or otherwise, and any such assignment, transfer or other disposition without Bank's written consent shall be void. All of the rights, privileges, remedies and options given to Bank hereunder shall inure to the benefit of Bank's successors and assigns, and all the terms, conditions, covenants, provisions and warranties herein shall inure to the benefit of and bind the representatives, successors and assigns of Borrower and Bank, respectively.


     15. DEFINITIONS. Whenever the following terms are used herein, they shall be defined as follows:


          15.1. "Affiliate" shall mean any person, company or business entity controlling, controlled by or under common control or having similar shareholders owning at least ten percent (10%) thereof, whether such common control is direct or indirect. All of Borrower's officers, shareholders, directors, parent corporations, subsidiary corporations, joint venturers and partners shall be deemed to be Borrower's Affiliates for purposes of this Agreement.


          15.2. "Attorneys' Fees" shall mean the reasonable value of the services (and costs and expenses related thereto) of all attorneys (and all paralegals and other staff employed by such attorneys) employed by Bank from time to time in connection with any matter whatsoever related to or arising out of the transactions contemplated hereunder.


          15.3. "Collateral", "Equipment", "General Intangibles", "Inventory" and "Receivables" shall have the meanings ascribed thereto in the Security Agreement.

          15.4. "Financials" shall mean those financial statements referenced at SCHEDULE 7 to the Initial Financing Agreement and those financial statements delivered with the certificate of Borrower's chief financial officer referenced at EXHIBIT B to this Agreement.


          15.5. "Indebtedness" shall mean all of Borrower's obligations and liabilities to any "Person" (as defined below), including, without limitation, all debts, claims and indebtedness, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law or otherwise. Indebtedness includes, without limiting the foregoing, (i) the "Obligations" (as defined below), (ii) obligations and liabilities of any Person secured by a lien, claim, encumbrance or security interest upon property owned by Borrower, even though Borrower has not assumed or become liable for the payment therefor and (iii) obligations or liabilities created or arising under any lease of real or personal property, conditional sales contract or other title retention agreement with respect to property used and/or acquired by Borrower, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property.


          15.6. "Loan Documents" shall mean this Agreement and all other documents, instruments and agreements executed in connection herewith and/or in connection with the Initial Financing Agreement, as the same may be amended from time to time.


          15.7. "Three Month Average Monthly Rental Contract Revenues" shall mean the average of the monthly amount of Borrower's gross cash receipts (including reinstatement, processing and insurance-related fees) actually received by Borrower solely from the lease or rental of Inventory to Borrower's customers in the ordinary course of business for the three (3) calendar months immediately preceding the date of determination, but specifically excluding (i) revenues from the sale of Inventory and (ii) all collected sales, use, excise and other similar taxes.


          15.8. "Obligations" shall mean the Loans and all other loans, advances, debts, liabilities, obligations, covenants and duties owing to Bank or any Affiliate of Bank from Borrower of any kind, present or future, whether or not evidenced by or arising out of this Agreement or any other agreement, transaction, extension of credit, letter of credit, guaranty or indemnification or in any other manner, whether or not for the payment of money, whether direct or indirect (including acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and including, without limitation, all interest, charges, expenses, fees and any other sums chargeable to Borrower in connection with any of the foregoing, and all Attorneys' Fees.


          15.9. "Permitted Liens" shall mean the liens and interests in favor of Bank granted in connection herewith and, to the extent reflected on Borrower's books and records and not impairing the operations of Borrower or any performance hereunder or contemplated hereby: (i) liens arising by operation of law for taxes not yet due and payable; (ii) statutory liens of mechanics, materialmen, shippers and warehousemen for services or materials for which payment is not yet due; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) liens, if any, specifically permitted by Bank from time to time in writing; and (v) the following if the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings promptly initiated and diligently conducted of which Borrower has given prior notice to Bank and for which appropriate reserves (in Bank's reasonable judgment) have been established and so long as levy and execution have been and continue to be stayed: claims and liens for taxes due and payable and claims of mechanics, materialmen, shippers, warehouseman, carriers and landlords.


          15.10. "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government.


          15.11. "Real Property" shall mean all of Borrower's now owned or held or hereafter acquired real property and interests therein, including, without limitation, all buildings, structures and improvements now or hereafter erected thereon, all rents, royalties and profits therefrom and all easements and appurtenances thereto, and all replacements and additions thereto and substitutes therefor.


          15.12. "Rights to Payments under Rental Contracts" shall mean and include all of Borrower's presently existing and hereafter arising or acquired rights to payment under, and payment obligations from, rental, lease and/or lease-purchase agreements and all present and future rights of Borrower to payment for goods rented or leased or sold under lease-purchase agreements, including, without limitation, those which are not evidenced by instruments or chattel paper, and whether or not they have been earned by performance; contract rights, chattel paper, instruments, documents and insurance proceeds relating to any of the foregoing; and all such obligations whatsoever owing to Borrower, together with all instruments and documents of title representing any of the foregoing, all rights in any goods or merchandise which any of the same may represent, and all right, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

          15.13. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with generally accepted accounting principles.


     16.  MISCELLANEOUS.


          16.1. SEVERABILITY. Each provision of this Agreement shall be interpreted in such manner as to be valid under applicable law, but if any provision hereof shall be invalid under applicable law, such provision shall be ineffective to the extent of such invalidity, without invalidating the remainder of such provision or the remaining provisions hereof.


          16.2. GOVERNING LAW. This Agreement has been delivered and accepted at and shall be deemed to have been made at Cincinnati, Ohio. This Agreement shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Ohio and all other laws of mandatory application.


          16.3. CHOICE OF JURISDICTION AND VENUE. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR BANK TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT TO BORROWER, BORROWER AGREES THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, ITS VALIDITY OR PERFORMANCE, AT THE SOLE OPTION OF BANK, ITS SUCCESSORS AND ASSIGNS, AND WITHOUT LIMITATION ON THE ABILITY OF BANK, ITS SUCCESSORS AND ASSIGNS, TO EXERCISE ALL RIGHTS AS TO THE COLLATERAL AND OTHER SECURITY FOR THE OBLIGATIONS OR INITIATE AND PROSECUTE IN ANY APPLICABLE JURISDICTION ACTIONS RELATED TO REPAYMENT OF THE OBLIGATIONS, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR SUCCESSORS AND ASSIGNS AT CINCINNATI, OHIO. BANK AND BORROWER EACH CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY COURT SITUATED AT CINCINNATI, OHIO HAVING JURISDICTION OVER THE SUBJECT MATTER, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO BORROWER AND BANK AT THEIR RESPECTIVE ADDRESSES SET FORTH IN SUBPARAGRAPH 16.10 BELOW OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE STATE OF OHIO. BORROWER WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.


          16.4. WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR BANK TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT TO BORROWER, BORROWER AND BANK EACH WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT AND/OR THE CONDUCT OF THE RELATIONSHIP BETWEEN BANK AND BORROWER.


          16.5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Borrower covenants, warrants and represents that all of Borrower's representations and warranties contained in this Agreement are true at this time, shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto, and shall remain true until the Obligations are fully performed, paid and satisfied, subject to such changes as may not be prohibited hereby or do not constitute Events of Default hereunder.


          16.6. EVIDENCE OF LOANS. Each loan or advance made by Bank to Borrower pursuant to this Agreement may or may not (at Bank's sole discretion) be evidenced by notes or other instruments issued or made by Borrower to Bank. Where such loans or advances are not so evidenced, such loans and advances shall be evidenced solely by entries upon Bank's books and records.


          16.7. BANK'S ABILITY REGARDING COLLATERAL. All of the Obligations shall constitute one loan secured by all security as described in PARAGRAPH 5 above and by all other security now and from time to time hereafter granted by Borrower to Bank. Bank may, in its sole discretion, (i) exchange, enforce, waive or release any such security or portion thereof, (ii) apply such security and direct the order or manner of sale thereof as Bank may, from time to time, determine and (iii) settle, compromise, collect or otherwise liquidate any such security in any manner following the occurrence of any Event of Default without affecting or impairing its right to take any other further action with respect to any security or any part thereof.


          16.8.  APPLICATION OF PAYMENTS, ETC.   Bank shall have the continuing
right to apply or reverse and reapply any payments to any portion of the Obligations. To the extent Borrower makes a payment or payments to Bank or Bank receives any payment or proceeds of the Collateral or any other security for Borrower's benefit, which payment(s) or proceeds or any part thereof are subsequently voided, invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and shall continue in full force and effect, as if such payment or proceeds had not been received by Bank.


          16.9. FEES AND EXPENSES. Borrower shall reimburse Bank for all costs, fees, expenses and liabilities incurred by Bank or for which Bank becomes obligated in connection with or arising out of (i) the negotiation, preparation, closing and enforcement of this Agreement, any amendment hereof and any agreements, documents and instruments in any way relating hereto and any of Bank's rights hereunder, (ii) any loans or advances made by Bank hereunder,
(iii) any transaction contemplated by this Agreement, (iv) any inspection and/or audit and/or verification of the Collateral and/or other security for the Obligations and/or Borrower (Bank currently charges $400 per diem based on an 8 hour day (plus out of pocket expenses) per auditor or field examiner for the services of its auditors and field examiners and a potentially greater amount if the auditor is not a Bank employee), (v) any liability under Section 3505 of the Internal Revenue Code and all other local, state and federal statutes of similar import; and (vi) all costs and expenses incurred by Bank after the occurrence of an Event of Default (a) in enforcing any Obligation or in foreclosing against the Collateral or exercising or enforcing any other right or remedy available by reason of such Event of Default, (b) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding, (c) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to Borrower and related to or arising out of the transactions contemplated hereby or by any of the Loan Documents, (d) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise), (e) in protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Collateral, (f) in attempting to enforce or enforcing any lien on or security interest in any of the Collateral or any other rights under the Loan Documents or (g) in meeting with Borrower to discuss such Event of Default and the course of action to be taken in connection therewith; the foregoing to include, without limitation, Attorneys' Fees and fees of other professionals, all lien search and title search fees, all title insurance premiums, all filing and recording fees and all travel expenses. All of the foregoing shall be part of the Obligations, payable upon demand, and secured by the Collateral and other security for the Obligations described in PARAGRAPH 5 above. The Obligations described under this PARAGRAPH 16.9 shall survive any termination of this Agreement.


          16.10. NOTICES. Any notice required, permitted or contemplated hereunder shall be in writing and addressed to the party to be notified at the address set forth below or at such other address as each party may designate for itself from time to time by notice hereunder, and shall be deemed validly given
(i) three (3) days following deposit in the U.S. mails, with proper postage prepaid, or (ii) the next business day after such notice was delivered to a regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement, satisfactory with such carrier, made for the payment thereof, or (iii) upon receipt of notice given by telecopy, mailgram, telegram, telex or personal delivery:

     To Bank:          Star Bank, National Association
                       Structured Capital Division
                       425 Walnut Street
                       Mail Location 9220
                       Cincinnati, Ohio  45202
                       Attention:  Steven C. Kieffner
                       Telecopy No:  (513) 632-2040

     To Borrower:      ALRENCO, Inc.
                       P. O. Box 85
                       1736 E. Main Street
                       New Albany, Indiana 47150
                       Attention:  Michael D. Walts
                       Telecopy No: (812) 948-2579


     16.11. HEADINGS. The table of contents and section headings in this Agreement are for convenience of reference and shall in no manner modify, supplement or limit the terms or provisions of this Agreement.


     16.12. INDEMNIFICATION. In consideration of the execution and delivery of this Agreement by Bank and the extension of the commitments hereunder, Borrower hereby indemnifies, exonerates and holds Bank and each of its officers, directors, employees and agents (collectively the "Indemnified Parties" and, individually, each an "Indemnified Party") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, damages, and expenses actually incurred in connection therewith (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to, or as a direct or indirect result of:

          (a) any transaction financed or to be financed in whole or in part or directly or indirectly with the proceeds of any of the Loans;

          (b) the entering into and performance of this Agreement and the other Loan Documents by any of the Indemnified Parties;

          (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower of all or any portion of the stock or all or substantially all the assets of any Person, whether or not Bank is party thereto; and

          (d) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by Borrower of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, or any other federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards on conduct concerning, any Hazardous Material), regardless of whether or not caused by, or within the control of, Borrower;

except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of such Indemnified Party's gross negligence or willful misconduct or breach by such Indemnified Party of its obligations under the Loan Documents, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law, except as aforesaid to the extent not payable by reason of the Indemnified Party's gross negligence or willful misconduct or breach of such obligations. The Obligations described under this Paragraph 16.12 shall survive any termination of this Agreement.

     16.13 EQUITABLE RELIEF. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to Bank; therefore, Borrower agrees that Bank, if Bank so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

     IN WITNESS WHEREOF, this Agreement has been duly executed by Borrower as of the 29 day of February, 1996.

Signed and acknowledged
  in the presence of:                     ALRENCO, INC.

/s/ Susan E. Ostrader                     By: /s/ Michael D. Walts
- --------------------------------              -----------------------------
Name: Susan E. Ostrader                   Name:  Michael D. Walts
      --------------------------          Title: President
/s/ Karen A. Buchanan
- --------------------------------
Name: Karen A. Buchanan
      --------------------------

                                          ATTEST:


                                          /s/ William R. Haeseley
                                          ---------------------------------
                                          Name: William R. Haeseley
                                          Title: Secretary


STATE OF INDIANA  )
                  )SS:
COUNTY OF FLOYD   )

     The foregoing instrument was acknowledged before me this 29 day of February, 1996, by Michael D. Walts, the President of ALRENCO, Inc., an Indiana corporation, on behalf of the corporation.

                                          /s/ Theodore H. Wilson
                                          ---------------------------------
                                          Notary Public

Accepted at Cincinnati, Ohio
as of February 29, 1996.

STAR BANK, NATIONAL ASSOCIATION

By: /s/ Steven L. Fields
    ----------------------------
Name: Steven L. Fields
      --------------------------
Title: Vice President
      --------------------------